            FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          GIGA INFORMATION GROUP, INC.


         Giga Information Group, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

         1. The name of the corporation is Giga Information Group, Inc. Giga Information Group, Inc. was originally incorporated under the name Giga Strategic Decisions, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 17, 1995.

         2. Pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware, this Fourth Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors and stockholders of Giga Information Group, Inc.

         3. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Fourth Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously filed.

         4. The text of the Certificate of Incorporation is hereby restated and further amended to read in its entirety as follows:

                                    ARTICLE I

         The name of this corporation is Giga Information Group, Inc.


                                   ARTICLE II

         The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Law of the State of Delaware.


                                   ARTICLE III

         This corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock", respectively. The total number of shares which this corporation shall have authority to issue is Sixty-Six Million Five Hundred Thousand (66,500,000), with a par value of $.001 per share. The number of shares of Common Stock authorized to be issued is Fifty Million (50,000,000) and the number of shares of Preferred Stock authorized to be issued is Sixteen Million Five Hundred Thousand (16,500,000), of which Six Hundred and Fifty Thousand (650,000) shares shall be designated as "Series A Preferred Stock", Nine Million (9,000,000) shares shall be designated as "Series B Preferred Stock", and Four Million Five Hundred Thousand (4,500,000) shares shall be designated as "Series C Preferred Stock", having the rights, preferences, privileges and restrictions set forth herein.

         Subject to Section 6 of Article IV.A hereof, the Board of Directors of the corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of the State of Delaware. Subject to
Section 6 of Article IV.A hereof, the Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series, other than the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, subsequent to the issue of shares of the series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.


                                ARTICLE IV

         A.       Series Preferred Stock.

         The rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, are as follows:

         1. Definitions. For purposes of this Article IV, the following definitions shall apply:

                  (a) "Board" shall mean the Board of Directors of the corporation.

                  (b) "Company" shall mean this corporation.

                  (c) "Common Stock" shall mean the Common Stock, $.001 par value, of the corporation.

                  (d) "Original Issue Date" shall mean the effective date of the initial sale of each Series of Preferred Stock issued by the corporation.

                  (e) "Original Series A Purchase Price" shall mean $5.00 per share.

                  (f) "Original Series B Purchase Price" shall mean $3.50 per share.

                  (g) "Original Series C Purchase Price" shall mean $4.11 per share.

                  (h) "Series A Preferred Stock" shall mean the Series A Preferred Stock, $.001 par value, of the Company.

                  (i) "Series B Preferred Stock" shall mean the Series B Preferred Stock, $.001 par value, of the Company.

                  (j) "Series C Preferred Stock" shall mean the Series C Preferred Stock $.001 par value of the Company.

                  (k) "Series A Original Issue Date" shall mean July 6, 1995.

                  (l) "Series B Original Issue Date" shall mean November 11,
1995.

                  (m) "Series C Original Issue Date" shall mean May 9, 1997.

                  (n) "Series Preferred Stock" shall mean, unless otherwise specified in this Fourth Amended and Restated Certificate of Incorporation, collectively, the Series A Preferred Stock, Series B Preferred Stock and the Series C Preferred Stock.

                  (o) "Subsidiary" shall mean any corporation of which more then fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the corporation or by one or more other Subsidiaries.

         2. Voting Rights. Except as otherwise required by law or provided by this Fourth Amended and Restated Certificate of Incorporation, the holders of Series Preferred Stock will be entitled to notice of any meeting of stockholders of the corporation and to vote upon any matter submitted to stockholders or a class of stockholders of the corporation on the basis that each holder of shares of Series Preferred Stock will have the right to the number of votes equal to the number of shares of Common Stock into which such shares could be converted on the record date fixed for the vote or consent of stockholders (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share). With respect to such vote, each such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock.

         3. Dividends. The holders of Series Preferred Stock shall be entitled to receive dividends from legally available funds when and if declared by the Company's Board of Directors. In the event this corporation shall declare a distribution (other than distributions payable solely in shares of Common Stock) payable in cash, securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series Preferred Stock were the holders of the number of shares of Common Stock of the corporation into which their respective shares of Series Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution. The holders of Series Preferred Stock shall have no right to share in any preferential distributions made to any other series of Preferred Stock which may hereafter be issued in compliance with Section 6.

         4.       Liquidation Preference.

                  (a) In the event of the liquidation, dissolution or winding up of the corporation, either voluntarily or involuntarily, the holders of the Series Preferred Stock will be entitled to receive out of the assets of the corporation, prior and in preference to any distribution of any of the assets or surplus ends of the corporation to the holders of the Common Stock by reason of their ownership thereof, but after payment of any liquidation preference which may hereafter be provided for any other series of Preferred Stock issued in accordance with Section 6, an amount equal to the greater of (i) the Original Series A Purchase Price for each outstanding shares of Series A Preferred Stock, the Original Series B Purchase Price for each outstanding shares of Series B Preferred Stock and the Original Series C Purchase Price for each outstanding share of Series C Preferred Stock then held by them (as appropriately adjusted for stock splits and combinations), plus all declared and unpaid dividends with respect thereto, or (ii) such amount per share as would have been payable had each such share been converted to Common

Stock pursuant to paragraph 5 immediately prior to such liquidation, dissolution and winding up, and the holders of Series Preferred Stock shall not be entitled to any further payment. If upon the occurrence of an event referred to in the preceding sentence the assets and funds thus distributed among the holders of the Series Preferred Stock are insufficient to permit the payment to such holders of the full preferential amount for each such series, then the entire assets and funds of the corporation legally available for distribution will be distributed ratably among the holders of the Series Preferred Stock
(so that each holder receives the same percentage of the applicable preferential amount). After payment has been made to the holders of the Series Preferred Stock of the full preferential amounts referred to above, the holders of Series Preferred Stock shall not participate with the Common Stock in any further distributions.

                  (b) Unless otherwise agreed to by the holders of not less than a majority of the Series Preferred Stock then outstanding, voting together as a single class, a merger of this corporation with or into any other corporation or corporations, or a sale, transfer or lease (other than a pledge or grant of a security interest to a bona fide lender) of all or substantially all of the assets of this corporation shall be deemed to be a liquidation, dissolution or winding up for purposes of this subsection b, unless the stockholders of this corporation immediately prior to such transaction own more than fifty (50) percent of the voting power of the surviving entity (or its parent) subsequent to the transaction (provided, however, that shares of the surviving entity held by holders of the capital stock of this corporation acquired by means other than the exchange or conversion of the capital stock of this corporation shall not be used in determining if the stockholders of this corporation own more than fifty
(50) percent of the voting power of the surviving entity (or its parent), but shall be used for determining the total outstanding voting power of the surviving entity).

                  (c) The corporation shall give each holder of record of Series Preferred Stock written notice of an impending transaction described in subsection 4(a) or 4(b) not later than fifteen (15) days prior to the stockholders' meeting called to approve such transaction, or fifteen (15) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than fifteen (15) days after the corporation has given the first notice provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of the Series Preferred Stock which are entitled to such notice rights or similar notice rights and which represents at least a majority of the voting power of all then outstanding shares of such Series Preferred Stock voting together as a single class.

                  (d) Whenever the distribution provided for in this Section 4 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors.

         5.       Conversion Rights.

                  (a) Right to Convert. The holders of the Series Preferred Stock shall have conversion rights as follows:

                           (i)      Optional Conversion.  Each share of Series
Preferred Stock will be convertible, at the option of the holder thereof, at the office of the corporation or any transfer agent for the Series Preferred Stock, into Common Stock. The number of shares of Common Stock into which each \ share of Series Preferred Stock will be converted will equal (i) the Original Series A Purchase Price in the case of the Series A Preferred Stock, (ii) the Original Series B Purchase Price, in the case of the Series B Preferred Stock, and (iii) the Original Series C Purchase Price, in the case of the Series C Preferred Stock, divided by the applicable Conversion Price (as hereafter defined), such conversion ratio being referred to hereafter as the "Conversion Rate" for each such series. The initial Conversion Price for shares of Series A Preferred Stock shall be $5.00 per share, the initial Conversion Price for shares of Series B Preferred Stock shall be $3.50 per share and the initial Conversion Price for shares of Series C Preferred Stock shall be $4.11 per share; provided, however, that the initial Conversion Price for the Series C Preferred Stock shall be subject to adjustment as set forth on Appendix A hereto, and further, provided, that each such Conversion Prices shall be subject to adjustment as set forth in subsection 5(c), (d) and (e). Upon any decrease or increase of the Conversion Price or the Conversion Rate for the Preferred Stock as described in this Section 5, the Conversion Rate or Conversion Price, as the case may be, for the Preferred Stock will be increased or decreased proportionately.

                           (ii)     Automatic Conversion.  Each share of Series
A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will be converted automatically into shares of Common Stock at the then effective Conversion Rate upon the earlier to occur of (A) the approval by the holders of at least two-thirds (2/3) of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, respectively, or (
B) immediately prior to the closing of a firmly underwritten public offering pursuant to a registration statement (other than a registration statement relating either to the sale of securities to employees of the corporation pursuant to a stock option, stock purchase or similar plan or a transaction pursuant to Rule 145 under the Securities Act of 1933, as amended (the "Act")) under the Act covering the corporation's Common Stock, which results in aggregate cash proceeds (prior to underwriters' commissions and expenses) to the corporation and any selling stockholders of at least $15,000,000 and which has a public offering price of not less than $5.25 per share (as adjusted for any stock split, stock dividend, subdivision or combination of the Common Stock).

                  (b) Mechanics of Conversion. Before any holder of Series Preferred Stock will be entitled to convert the same into shares of Common Stock, such holder will surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Series Preferred Stock, and such holder will give written notice to the corporation stating the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The corporation, as soon as practicable thereafter, will issue and deliver at such office to such holder or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he will be entitled as aforesaid. Such conversion will be deemed to have been made immediately prior to the close of business on the date of notice of conversion provided by the holder to the corporation, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (c) Adjustment for Subdivisions or Combinations of Common Stock. In the event the corporation at any time or from time to time after the Series A Original Issue Date effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of its outstanding shares of the Series A Preferred Stock then the Conversion Price of the Series A Preferred Stock shall be decreased or increased, as applicable, so that the number of shares into which each share of the Series A Preferred Stock is convertible will be decreased or increased proportionately.

                  In the event the corporation at any time or from time to time after the Series B Original Issue Date effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares without aproportionate and corresponding subdivision or combination of its outstanding shares of the Series B Preferred Stock, then the Conversion Price of the Series B Preferred Stock shall be decreased or increased, as applicable, so that the number of shares into which each share of the Series C Preferred Stock is convertible will be decreased or increased proportionately.

                  In the event the corporation at any time from time to time after the Series C Original Issue Date effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of its outstanding shares of the Series C Preferred Stock, then the Conversion Price of the Series C Preferred Stock shall be decreased or increased, as applicable, so that the number of shares into which each share of the Series C Preferred Stock is convertible will be decreased or increased proportionately.

                  (d) Adjustment for Dividends, Distributions and Common Stock Equivalents. In the event the corporation at any time or from time to time after the Original Issue Date for any series of Series Preferred Stock makes or issues, or fixes a record date for the determination of holders of Common Stock (but not holders of the Series Preferred Stock) entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights (hereinafter referred to as "Common Stock Equivalents") convertible into or entitling the holder thereof to receive additional shares of Common Stock without payment of any consideration by such holder for such Common Stock Equivalents or the additional shares of Common Stock, for the purpose of protecting the holders of the Series Preferred Stock from any dilution in connection therewith, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents will be deemed to be issued and outstanding as of the time of such issuance or, in the event such a record date has been fixed, as of the close of business on such record date.
In each such event the then existing Conversion Rate for each series of the Series Preferred Stock will be increased as of the time of such issuance or, in the event such a record date has been fixed, as of the close of business on such record date, by multiplying the Conversion Rate for such series of Series Preferred Stock by a fraction;

                           (i)      the numerator of which will be the total
number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents; and

                           (ii)     the denominator of which will be the total
number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, (A) if such record date has been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate for such series of Series Preferred Stock will be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate for such series of Series Preferred Stock will be adjusted pursuant to this Section 5(d) as of the time of actual payment of such dividends or distribution; (B) if such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease in the number of shares of Common Stock issuable upon conversion or exercise thereof, the Conversion Rate for such series shall, upon any such decrease becoming effective, be recomputed to reflect such decrease insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding, and
(C) upon the expiration of any conversion rights or exercise under any unexercised Common Stock Equivalents, the Conversion Rate for such series computed upon the original issue thereof shall, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents.

                  (e) Adjustment for Sale of Shares. If at any time after the Original Issue Date for the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock, the corporation issues or sells any Additional Stock (as defined below) for a consideration per share less than the Conversion Price for such series of Series Preferred Stock, then and in each such case, the Conversion Price for such series of Series Preferred Stock will be reduced to a price (calculated to the nearest cent) determined by multiplying such applicable Conversion Price by a fraction (1) the numerator of which will be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the corporation for such issue would purchase at such applicable Conversion Price, and (2) the denominator of which will be the number of shares of Common Stock outstanding immediately after the Additional Stock is issued or sold; provided, however, that such fraction will in no event be greater than one (1). Notwithstanding the foregoing, if after the Original Issue Date for the Series C Preferred Stock and prior to the earlier of (a) May 9, 1999 and (b) the consummation by the corporation of a sale or series of related sales of any series or class of its Preferred Stock or Common Stock at a price per share of not less than $4.61 and for aggregate proceeds to corporation of at least Six Million Five Hundred Thousand Dollars ($6,500,000), the corporation issues or sells any Additional Stock for a consideration per share less than the Conversion Price for the Series C Preferred Stock, then and in each such case the Conversion Price for the Series C Preferred Stock will not be adjusted pursuant to the preceding sentence, but instead will be reduced to a price (calculated to the nearest cent) equal to the consideration per share received by the Corporation for such Additional Stock. For purposes of this Section 5(e), the shares of Common Stock issuable upon conversion of any Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock and upon exercise or conversion of all outstanding warrants, options or other securities exercisable or exchangeable for, or convertible into, Common Stock, will be deemed to be outstanding on the Original Issue Date for such series of Series Preferred Stock.

         "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued as provided herein) by this corporation after the applicable Original Issue Date other than:

                           (i)      the issuance (or deemed issuance) of up to
Seven Million Five Hundred Thousand (7,500,000) shares of Common Stock issuable or issued to officers, directors, employees, advisors and consultants of the corporation, at not less than fair market value (as determined by the corporations' Board of Directors) pursuant to stock option or stock issuance plans approved by the corporation's Board of Directors (including a majority of the directors who are not then employees of the corporation nor purchasers or grantees of such shares or options);

                           (ii)     capital stock or warrants or options to
purchase capital stock at not less than fair market value (as determined by the corporation's Board of Directors) issued in connection with bona fide acquisitions, licensing transactions, mergers or similar transactions which do not violate clause (y) of Section 6, in which the majority of the value of the consideration received therefor (as determined by the corporation's Board of Directors) is not cash, and the terms of which are approved by the Board of Directors of the corporation;

                           (iii)            capital stock or warrants or options
to purchase capital stock the issuance of which is determined to be excluded from the definition of "Additional Stock" upon the written consent of the holders of at least a majority of the then outstanding Series Preferred Stock of all series of Series Preferred Stock as to which such issuance would otherwise result in an adjustment to the Conversion Price as provided above (without any requirement of an amendment to this Fourth Amended and Restated Certificate of Incorporation);

                           (iv)     shares of Common Stock issued or issuable
upon conversion of shares of Series Preferred Stock (including shares issued or issuable upon conversion of Series B Preferred Stock or Series C Preferred Stock issued upon exercise of warrants issued by the Company);

                           (v)      shares of Common stock issued or issuable
in a public offering before or in connection with which all outstanding shares of Series Preferred Stock are converted to Common Stock;

                           (vi)     except for shares described in clause e(i)
above, any securities issuable upon exercise of any options, warrants or rights to purchase any securities of the Corporation outstanding on the Original Issue Date for the Series B Preferred Stock ("Warrant Securities") and any securities issuable upon the conversion of any Warrant Securities or other securities or instruments outstanding on the Original Issue Date for the Series B Preferred Stock;

                           (vii)    shares of the Corporation's Common Stock or
Series Preferred Stock issued in connection with any stock split or stock dividend with respect to which the Conversion Price is adjusted pursuant to
Section 5(d);

                           (viii)   shares of Common Stock issued (or deemed
issued) in connection with the acquisition by the Corporation of capital stock in ExperNet, Inc. in accordance with the terms of the Stock Purchase Agreement between the corporation and David Gilmour dated as of July 9, 1995; and

                           (ix)     2,676,399 shares of Series C Preferred
Stock (the "Series C Shares") and warrants to purchase up to 1,445,255 shares of Series C Preferred Stock (the "Series C Stock Warrants") issued or issuable pursuant to that certain Series C Preferred Stock and Warrant Purchase
Agreement dated May 9, 1997 by and among the Corporation and the entities named on Schedule I thereto and the shares of Common Stock issued or issuable upon conversion of the Series C Preferred Shares and the shares of Series C
Preferred Stock underlying the Series C Stock Warrants (the "Warrant Shares") and the shares of Common Stock underlying the Series C Shares and the Warrant
Shares.

                  For the purpose of making any adjustment in the Conversion Price as provided above, the consideration received by the corporation for any issue or sale of Common Stock will be computed:

                           (x)      to the extent it consists of cash, as the
amount of cash received by the corporation before deduction of any offering expenses payable by the corporation and any underwriting or similar commissions, compensation, or concessions paid or allowed by the corporation in connection with such issue or sale;

                           (y)      to the extent it consists of property other
than cash, at the fair market value of that property as determined in good faith by the corporation's Board of Directors; and

                           (z)      if Common Stock is issued or sold together
with other stock or securities or other assets of the corporation for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Common Stock.

                  If the corporation (1) grants any rights or options to subscribe for, purchase, or otherwise acquire shares of Common Stock, or (2) issues or sells any security convertible into shares of Common Stock (in either case, other than rights or options issued to employees, officers, directors and consultants of the corporation pursuant to paragraph (i) above), then, in each case, the price per share of Common Stock issuable on the exercise of the rights or options or the conversion of the securities will be determined by dividing the total amount, if any, received or receivable by the corporation as consideration for the granting of the rights or options or the issue or sale of the convertible securities, plus the minimum aggregate amount of additional consideration payable to the corporation on exercise or conversion of the securities, by the maximum number of shares of Common Stock issuable on exercise or conversion at the price per share determined under this subsection, and the Conversion Price for each series of Series Preferred Stock will be adjusted as and if above so provided to reflect (on the basis of that determination) the issue or sale. No further adjustment of the Conversion Price for any series of Series Preferred Stock will be made as a result of the actual issuance of shares of Common Stock on the exercise of any such rights or options or the conversion of any such convertible securities.

                  Upon the redemption or repurchase of any such securities or the expiration or termination of the right to convert into, exchange for, or exercise with respect to, Common Stock, the Conversion Price for each series of Series Preferred Stock for which the Conversion Price had been adjusted upon the issuance of such securities will be readjusted (giving effect to all provisions hereof and all issuances after such original issuance) to such price as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such securities as were actually converted into, exchanged for, or exercised with respect to, Common Stock. If the purchase price or conversion or exchange rate provided for in any such security changes at any time, then, upon such change becoming effective, the Conversion Price for each series of Series Preferred Stock for which it has been adjusted upon the issuance of such securities then in effect will be readjusted (giving effect to all provisions hereof and all issuance after such original issuance) forthwith to such price as would have been obtained had the adjustment made upon the issuance of such securities been made upon the basis of
(1) the issuance of only the number of shares of Common Stock theretofore actually delivered upon the conversion, exchange or exercise of such securities, and the total consideration received therefor, and (2) the granting or issuance, at the time of such change, of any such securities then still outstanding for the consideration, if any, received by the Company therefore and to be received on the basis of such changed price or rate.

                  (f) No Impairment. The corporation, whether by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, will not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 5 by the corporation, but at all time in good faith will assist in the carrying out of all of such actions as may be necessary or appropriate in order to protect the conversion rights pursuant to this Section 5 of the holders of Series Preferred Stock against impairment.

                  (g) Certificate to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for the Series Preferred Stock pursuant to this Section 5, the corporation at its expense promptly will compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation, upon the written request at any time of any holder of Series Preferred Stock, will furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate for such Series Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series Preferred Stock held by such holder.

                  (h) Notice of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, and Common Stock Equivalents or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation will mail to each holder of Series Preferred Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right.

                  (i) Reservation of Stock Issuable Upon Conversion.
The corporation at all times will reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series Preferred Stock such number of its shares of Common Stock as from time to time will be sufficient to effect the conversion of all then outstanding shares of Series Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all then outstanding shares of Series Preferred Stock, in addition to such other remedies as may be available to the holders of Series Preferred Stock for such failure, the corporation will take such corporate action as, in the opinion of its counsel, may be necessary to increase its authorized but unissued shares of Common stock to such number of shares as will be sufficient for such purposes.

                  (j) Notices. Any notices required by the provisions of this
Section 5 to be given to the holders of shares of any series of Series Preferred Stock shall be given in writing and shall be conclusively deemed effectively given to persons located in the United States five days after deposit in the United Stated mail by registered or certified mail postage prepaid, or upon actual receipt if given by any other method or to persons located outside of the United States, addressed to such holder at his address appearing on the books of the corporation. To persons located outside the United States, such notice shall be sent by telex or facsimile in cases where the corporation has notice of a telex or facsimile number for such person.

                  (k) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in
Section 4 or in this Section 5), provision shall be made so that the holders of the Series Preferred Stock shall thereafter be entitled to receive upon conversion of such shares of such Series Preferred Stock the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion of such Series Preferred Stock would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of such Series Preferred Stock) shall be applicable after that event in as nearly an equivalent manner as may be practicable.

         6. Covenants. In addition to any other rights provided by law, so long as not less than an aggregate of 1,000,000 shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are outstanding, the corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, will not:

                  (a) amend or repeal any provision of, or add any provision to, this corporations' Certificate of Incorporation if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock;

                  (b) increase the number of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock authorized hereby;

                  (c) reclassify any class or series of any Common Stock into shares having any preference or priority as to dividends or in liquidation over the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock;

                  (d) create any new series of preferred stock having a preference as to dividends or in liquidation over the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock;

                  (e) apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of any class or series of equity securities of the corporation, except from (i) current or former employees, officers, directors, and consultants of the corporation under the terms of any stock option or stock purchase plans or agreements, upon or following termination of employment or association and (ii) holders of any series of Preferred Stock which may be issued hereafter which has a liquidation preference senior to that of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock; and

                  (f) declare or pay any dividend or make any distribution on shares of Common Stock or any series of Preferred Stock which may be issued hereafter which is senior in dividend preference to the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

                  Notwithstanding the foregoing, if any of the actions referred to in clauses (a) through (d) would adversely affect the rights, preference, privileges or powers of either the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock in a different manner than the other such series, then such action shall require the approval of the holders of a majority of the then outstanding shares of each of the individual adversely affected series of Series Preferred Stock, voting separately as a class, and shall not require the approval of holders of any such series not adversely affected by such action.

                  In addition to the foregoing and any other rights provided by law, so long as an aggregate of 1,000,000 shares of Series B Preferred Stock and Series C Preferred Stock are outstanding, the corporation shall not without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series B Preferred Stock and Series C Preferred Stock, voting together as a separate class:

                  (x) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) of effect any transaction or series of related transactions in which more than 50% of the voting power of the corporation is transferred.

                  (y) enter into any transaction with any director or Affiliate (as defined below) of the Company unless the terms of such transaction are at least as favorable to the Company than those which might be obtained at the time from persons who are not Affiliates and, in the case of a single transaction or series of transactions involving more than $50,000, has been approved by a written resolution duly adopted prior to such transaction by a majority of the independent directors. For purposes hereof, an "Affiliate" shall mean a holder of more than five percent of the existing Common Stock of the Company (on a fully diluted basis after giving effect to the conversion of any outstanding convertible Series Preferred Stock and the exercise of any exercisable warrants and options) or a member of the Board of Directors of the Company.

                  (z) incur indebtedness for borrowed money in excess of $7,500,000 at any one time outstanding (excluding short term or revolving credit borrowing the proceeds of which are used to finance current assets, to repay current liabilities or for working capital).

         B.       Common Stock.

         1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends (including the Series Preferred Stock), the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

         2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the corporation, after payment has been made to the holders of Series Preferred Stock and any other series of Preferred Stock having prior rights in liquidation, the remaining assets and funds of this corporation legally available for distribution shall be distributed ratably among holders of Common Stock.

         3. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law


                                ARTICLE V

         The address of the corporation's registered office in the State of Delaware is National Corporate Research, Ltd., 9 East Loockerman Street, County of Kent, Dover, 19901. The name of its registered agent at such address is National Corporate Research, Ltd.


                                ARTICLE VI

         The corporation is to have perpetual existence.


                               ARTICLE VII

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.


                               ARTICLE VIII

         The number of directors which will constitute the whole Board of Directors of the corporation shall be as specified in the Bylaws of the corporation


                                ARTICLE IX

         The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.


                                ARTICLE X

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

                                ARTICLE XI

         To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or otherwise. The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate or was a director, officer or employee of the corporation, or serves or serviced at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation. Neither any amendment nor repeal of this Article XI, nor the adoption of any provision of this Fourth Amended and Restated Certification of Incorporation inconsistent with this
Article XI, shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


                               ARTICLE XII

         Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the corporation.


                               ARTICLE XIII

         The corporation reserves the right to amend, alter, change or repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as otherwise provided in this Fourth Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

         The undersigned, being the President and Chief Operating Officer, does make, file and record this Fourth Amended and Restated Certificate of Incorporation, hereby declaring, certifying and acknowledging that the foregoing Fourth Amended and Restated Certificate of Incorporation is his act and deed and that the facts stated therein are true, and has accordingly hereunto set his
hand this    day of May, 1997.


                                                 _____________________
                                                 Henry Givray
                                                 President and Chief
Operating
                                                 Officer

                                APPENDIX A

                         SERIES C PREFERRED STOCK
                       CONVERSION PRICE ADJUSTMENT


         The original Conversion Price for the Series C Preferred Stock is subject to adjustment based on the Company's NAVI (as defined) attainment for the fiscal year ended December 31, 1997 ("FY 1997") as follows:

                                          Adjusted Original
                 NAVI(1)                    Conversion Price
              (in millions)                  (in dollars)

              $2,50 or less                      $3.50

              40.0 or more                       $4.72


--------
(1) NAVI means the annualized dollar value for FY 1997 of new customer contracts and upgrades to existing contracts entered into by the Company in FY 1997 minus the dollar value of downgrades and cancellations to existing customer contracts in FY 1997. For purposes of the calculations of NAVI, "new contracts" mens both
(a) contracts with an initial term of at least six (6) months and (b) contracts whose terms and conditions are as set forth in a written agreement.

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